Exhibit (i)

                                                                        462-4712
                             Baker & Hostetter LLP
                             65 East State Street,
                                   Suite 2100
                              Columbus, Ohio 43215

                                  May 31, 2002

Diamond Hill Funds
375 North Front Street, Suite 300
Columbus, Ohio 43215

Dear Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 15 to the Registration Statement of Diamond Hill Funds, formerly The BSG Funds (the "Trust") on Form N-1A.

     We have examined a copy of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trust's by-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as original or photostat copies.

     Based upon the foregoing, we are of the opinion that after Post Effective Amendment No. 15 is effective for purposes of federal and applicable state securities laws, the shares of Diamond Hill Short Term Fixed Income Fund, a series of the Trust, when issued in accordance with the then current Prospectus and Statement of Additional Information of such Fund, will be legally issued, fully paid and non-assessable.

     We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment No. 15 referred to above.

                                        Very truly yours,


                                        /s/ Baker & Hostetler LLP
                                        -------------------------
                                        Baker & Hostetler LLP